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                                                                    EXHIBIT 99.1




                                 [TRANSPRO LOGO]



                                 FOR:     TRANSPRO, INC.

                                 Contact:
                                 Richard A. Wisot
                                 Chief Financial Officer
                                 (203) 401-6452

                                 FD Morgen-Walke
                                 Investors:  Christine Mohrmann, Lindsay Hatton
                                 Media:  Jason Rando
                                 (212) 850-5600


         TRANSPRO ENTERS FINAL PHASE OF $7 MILLION RESTRUCTURING PROGRAM


NEW HAVEN, CONNECTICUT, March 27, 2003 - During the third quarter of 2001, after a period of business analysis, Transpro, Inc. (NYSE: TPR) announced a $7 million restructuring program designed to reposture its businesses for improved operating performance. To date, the significant highlights of these activities include:

     o Restructuring the Company's Automotive and Light Truck Group branch locations around a "Hub and Spoke" distribution concept. As part of this, the Company has previously announced the closure of nine branches, which could be served effectively from other existing Company locations. The objective of this activity has been to provide improved service to customers at lower total cost. Transpro also opened one new "spoke" branch during 2002 in Little Rock, Arkansas in order to better serve customers in that area.

     o In order to eliminate excess capacity and improve parts production effectiveness for the Heavy Duty Group, the Company closed its Maquoketa, Iowa parts manufacturing plant and consolidated parts operations into other existing locations.

     o Due to a change in customer preference toward aluminum condenser products, the Company closed its Automotive and Light Truck Group copper/brass condenser plant in California and consolidated all of its condenser production into its low cost Nuevo Laredo, Mexico location.

     o In order to provide additional in-house production capability, the Company relocated an aluminum tube mill, which it had purchased during 2002.

     o In the context of the Company's realignment into Strategic Business Groups, the Company adjusted its employment levels in line with its anticipated needs.




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TRANSPRO ENTERS FINAL PHASE OF $7 MILLION                                 PAGE 2
RESTRUCTURING PROGRAM


Today the Company announced that it is completing its $7 million restructuring program with the closing of its regional Heavy Duty Aftermarket manufacturing plants in North Kansas City, Missouri (previously announced) and Phoenix, Arizona. Branch operations in those locations will continue. In addition, the Company announced the closure of the Charlotte, North Carolina branch. Having completed these actions along with many others, Transpro will be able to assess its position in each of its businesses in the context of full year 2003 performance. As previously indicated, the Company will continue to support those operations in which it can achieve a reasonable return, over time, and exit those in which it cannot.

Transpro will continue to provide superior customer service to the region formerly served by the North Kansas City plant, which was closed on January 31, 2003, through its plants located in Burr Ridge, Illinois and Dallas, Texas. The branch sales warehouse in North Kansas City will remain in operation.

The closure of the Phoenix regional plant will be effective March 28, 2003. The Company will continue to service its customer base in this region through its plant located in San Bernardino, California. The branch sales warehouse in Phoenix will remain in operation.

Operations at the branch sales warehouse in Charlotte, North Carolina were suspended effective January 31, 2003. Going forward, customers based in the Charlotte region will be served by the branch sales warehouse located in Columbia, South Carolina along with local delivery of product.

These three closures will result in approximately $0.6 million of restructuring costs during the first and second quarters of 2003 and represent the last major steps in the restructuring program, which Transpro began in 2001. The Company also expects to incur minor restructuring costs associated with the Fedco acquisition during the second and third quarters of 2003, in addition to the liabilities established in the opening balance sheet.

Charles E. Johnson, President and CEO of Transpro, commented, "Just over two years ago, we began our evaluation of ways to make our Company more customer focused and effective, while providing a platform for improved operating results. This evaluation has resulted in a wide range of activities, which have significantly strengthened the business and repostured the Company for the future. The completion of our restructuring program signals that we are nearing the finalization of the initial phase of our transformation plan. In the second phase of this plan, we will be focused on margin improvement and strengthening our business position. I am pleased to note that we are making great progress on this front, as well. Having said this, some of our necessary actions have been painful, and we regret that some of our Associates at the affected locations will suffer dislocation as a result of these moves. However, we must be committed to the streamlining and strengthening of our business to ensure its long-term prosperity."

Transpro, Inc. is a leading manufacturer and distributor of aftermarket and OEM heat transfer and temperature control products for automotive, truck and industrial applications.

Transpro, Inc.'s Strategic Corporate Values are:

o   Being An Exemplary Corporate Citizen


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TRANSPRO ENTERS FINAL PHASE OF $7 MILLION                                 PAGE 3
RESTRUCTURING PROGRAM


o   Employing Exceptional People

o   Dedication To World-Class Quality Standards

o   Market Leadership Through Superior Customer Service

o   Commitment to Exceptional Financial Performance


FORWARD-LOOKING STATEMENTS

Statements included in this news release, which are not historical in nature, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company's Annual Report on Form 10-K contains certain detailed factors that could cause the Company's actual results to materially differ from forward-looking statements made by the Company. In particular, statements relating to the future financial performance of the Company are subject to business conditions and growth in the general economy and automotive and truck business, the impact of competitive products and pricing, changes in customer product mix, failure to obtain new customers or retain old customers or changes in the financial stability of customers, changes in the cost of raw materials, components or finished products and changes in interest rates.


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